UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2001

Centura Software Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-21010	94-2874178
(Commission File Number)	(IRS Employer Identification Number)

975 Island Drive
Redwood Shores, California   94065
(Address of principal executive offices including zip code)

(650) 596-3400
(Registrant's telephone number, including area code)

Inapplicable
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

On January 15, 2001, Centura Software Corporation (the "Registrant"), a Delaware corporation, signed an agreement with Gupta Holdings, LLC, a Delaware limited liability company wholly owned by Platinum Equity, LLC. ( Gupta Holdings, LLC and Platinum Equity, LLC being collectively referred to herein as "Platinum") whereby the Registrant will sell certain of its assets, certain subsidiaries, and certain of its subsidiaries' assets to Platinum. The assets being sold collectively comprise the Registrant's client-server database software business (the "Business"). The transaction is expected to close in February 2001.

In consideration of the sale of the Business described above, the Registrant will receive a combination of cash, royalties on future revenue streams generated by the Business being sold and the assumption by Platinum of obligations to perform services related to the deferred revenue account associated with the Business being sold. The total value of the consideration to be received by the Registrant will be approximately $13.7 million upon the close of the transaction (consisting of approximately $4 million in cash and $11.6 million in assumed obligations to perform services related to the deferred revenue account of the Registrant, offset by $1.9 million in related accounts receivable provided to Platinum by the Registrant) and up to $6.3 million in royalty payments over the five years following the close of the transaction.

The assets to be sold by the Registrant include equipment, certain intellectual property, contractual rights and goodwill associated with the Business.

Item 7. Financial Statements and Exhibits.

(a) Not applicable.

(b) In accordance with Item 7(a)(4) of Form 8-K, the required pro forma financial statements will be filed, by amendment to this Form 8-K, on or before March 30, 2001.

(c) Exhibits

Number	Exhibit
2.1	The Membership Interest Purchase Agreement by and between Centura Software Corporation and Gupta Holdings, LLC dated as of January 15, 2001. We will be pleased to provide any schedules or exhibits to this Exhibit 2.1 upon the SEC's request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

CENTURA SOFTWARE CORPORATION

By:	/s/ Richard Lucien

Richard Lucien
Senior Vice President, Finance Chief Financial Officer

Dated: January 26, 2001

EXHIBIT INDEX

Number	Exhibit
2.1	The Membership Interest Purchase Agreement by and between Centura Software Corporation and Gupta Holdings, LLC dated as of January 15, 2001. We will be pleased to provide any schedules or exhibits to this Exhibit 2.1 upon the SEC's request.